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                                                                       Exhibit 5









                                February 4, 1998

The Timken Company
1835 Dueber Ave., S.W.
Canton, OH  44706

Gentlemen and Mesdames:

         Rail Bearing Service Corporation ("R.B.S."), a wholly-owned subsidiary of The Timken Company (the "Company"), an Ohio corporation, recently merged the Rail Bearing Service Profit Sharing Plan into and with the Rail Bearing Service Employee 401(k) Savings Plan for the purpose of forming a single plan which will be qualified under Section 401(k) of the Internal Revenue Code and which has been renamed to be known as the Rail Bearing Service Employee Savings Plan (the "Plan"). The Plan will also now include shares of the Company's common stock, without par value (the "Common Stock") as an investment option, as well as the resulting participation interests (the "Participation Interests") offered to eligible employees of R.B.S. We have acted as legal counsel for the Company in connection with the recent action of its Board to authorize the issuance of an additional 10,000 shares of Common Stock pursuant to the Plan (the "Shares"). A Form S-8 Registration Statement is being filed with the Securities and Exchange Commission to cover the Shares and the Participation Interests.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public authorities, and other documents and instruments, and have made such other factual inquiries, as we have deemed necessary or appropriate in connection with this opinion.

         On the basis of the foregoing, we are of the opinion that:

         1.       The Shares are duly authorized.

         2. When the Shares have been issued and delivered against payment therefor in accordance with the terms of the Plan, such Shares will be duly authorized, validly issued under the Ohio General Corporation Law, fully paid, and nonassessable, assuming that such Shares remain duly authorized on the date of such issuance and delivery and assuming that no change occurs in the applicable



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The Timken Company
February 4, 1998
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                  law or pertinent facts between the date hereof and the date of such issuance and delivery.

         3. When contributions are made to the Plan and are allocated in accordance with the terms of the Plan, the resulting Participation Interests will have been validly created, fully paid, and nonassessable, assuming that as of the date(s) of such contributions and allocations the applicable terms of the Plan remain in substantially the same form as at the date hereof, and further assuming that no other change occurs in the pertinent facts or the applicable law between the date hereof and the date(s) of such contributions and allocations.

         We hereby consent to your use of this opinion as an exhibit to the said Form S-8 Registration Statement and your reference to this opinion in any of the materials constituting the Section 10(a) prospectus thereof, as any of the same may be amended, updated, and/or supplemented from time to time.

                                                Very truly yours,

                                                /s/ Day, Ketterer, Raley, Wright
                                                       & Rybolt, Ltd.

                                                DAY, KETTERER, RALEY, WRIGHT
                                                     & RYBOLT, LTD.